Exhibit 99.1

Harry & David Holdings, Inc.

and Subsidiaries

Consolidated Financial Statements

June 28, 2014 and June 29, 2013

Harry & David Holdings, Inc. and Subsidiaries

Index

Fiscal Years Ended June 28, 2014 and June 29, 2013

Pages

Independent Auditor’s Report	3-4

Consolidated Financial Statements

Balance Sheets	5

Statements of Income	6

Statements of Stockholders’ Equity	7

Statements of Cash Flows	8

Notes to Financial Statements	9–29

The accompanying notes are an integral part of these consolidated financial statements.

Independent Auditors’ Report

Board of Directors

Harry & David Holdings, Inc.

Medford, Oregon

We have audited the accompanying consolidated financial statements of Harry & David Holdings, Inc. and Subsidiaries, which comprise the consolidated balance sheets as of June 28, 2014 and June 29, 2013, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harry & David Holdings, Inc. and Subsidiaries as of June 28, 2014 and June 29, 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

September 19, 2014

Harry & David Holdings, Inc., and Subsidiaries

Consolidated Balance Sheets

Fiscal Years Ended June 28, 2014 and June 29, 2013

(in thousands, except share data)

	June 28, 2014	June 29, 2013

Assets
Current assets
Cash and cash equivalents	$13,839	$15,593
Trade accounts receivable, less allowance for doubtful accounts of $20 at June 28, 2014 and $69 at June 29, 2013	752	705
Other receivables	2,819	1,867
Inventories, net	36,692	35,165
Prepaid and deferred catalog expenses	1,827	2,340
Deferred income taxes	-	1,454
Other current assets	5,454	4,934
Total current assets	61,383	62,058
Fixed assets, net	90,536	89,585
Intangibles, net	13,930	14,239
Deferred financing costs, net	1,301	1,128
Other assets	373	211
Total assets	$167,523	$167,221
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$11,243	$7,848
Accrued payroll and benefits	7,259	10,556
Deferred revenue	11,650	14,425
Deferred income taxes	43	-
Income taxes payable	801	420
Accrued interest	65	392
Other accrued liabilities	1,448	1,686
Current portion of reorganization obligations	724	7,131
Current portion of long-term debt and capital lease obligations	142	148
Total current liabilities	33,375	42,606
Long-term reorganization obligations	-	724
Deferred income taxes	23,510	23,396
Other long-term liabilities	1,401	1,153
Total liabilities	58,286	67,879
Commitments and contingencies (Note 13)
Stockholders' equity
Common stock, $0.01 par value; 957,631 shares issued and 935,452 outstanding at June 28, 2014 and June 29, 2013	10	10
Additional paid-in capital	81,977	81,166
Retained earnings	29,435	20,351
Treasury stock at cost - 22,179 shares at June 28, 2014 and June 29, 2013	(2,185)	(2,185)
Total stockholders' equity	109,237	99,342
Total liabilities and stockholders' equity	$167,523	$167,221

The accompanying notes are an integral part of these consolidated financial statements.

Harry & David Holdings, Inc., and Subsidiaries

Consolidated Statements of Income

Fiscal Years Ended June 28, 2014 and June 29, 2013

(in thousands)

	Year Ended
	June 28, 2014	June 29, 2013

Net sales	$386,601	$380,262
Cost of goods sold	232,773	222,942
Gross profit	153,828	157,320
Operating expenses
Selling, general and administrative	138,816	145,015
Selling, general and administrative - related party	356	685
Selling, general and administrative - restructuring expense	(147)	796
Total selling, general and administrative	139,025	146,496
Operating Income	14,803	10,824
Other (income) expense
Interest expense	2,434	3,008
Other (income) expense	50	(68)
Total other expense	2,484	2,940

Income before income taxes	12,319	7,884
Provision (benefit) for income taxes	3,235	(5,074)
Net income	$9,084	$12,958

The accompanying notes are an integral part of these consolidated financial statements.

Harry & David Holdings, Inc., and Subsidiaries

Consolidated Statements of Stockholders’ Equity

Fiscal Years Ended June 28, 2014 and June 29, 2013

(in thousands, except share data)

	Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Total
Balance, June 30, 2012	957,631	$10	$80,292	$7,393	$-	$87,695
Net income	-	-	-	12,958	-	12,958
Stock-based compensation	-	-	874	-	-	874
Purchases of treasury stock	(22,179)	-	-	-	(2,185)	(2,185)
Balance, June 29, 2013	935,452	10	81,166	20,351	(2,185)	99,342
Net income	-	-	-	9,084	-	9,084
Stock-based compensation	-	-	811	-	-	811
Balance, June 28, 2014	935,452	$10	$81,977	$29,435	$(2,185)	$109,237

The accompanying notes are an integral part of these consolidated financial statements.

Harry & David Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Fiscal Years Ended June 28, 2014 and June 29, 2013

(in thousands)

	Year ended	Year ended
	June 28, 2014	June 29, 2013

Cash flow from operating activities
Net income	$9,084	$12,958

Adjustments to reconcile net income from operations to net cash provided by operating activities
Depreciation and amortization of fixed assets	10,289	11,061
Amortization of intangible assets	340	335
Amortization of deferred financing costs	577	1,156
Write off of deferred financing costs	894	-
Stock option compensation expense	811	874
Loss on disposal of fixed assets	101	27
Deferred income taxes	1,611	(9,011)
Reorganization items
Claims paid with cash	(7,378)	(5,693)
Changes in operating assets and liabilities
Trade accounts receivable and other receivables	(999)	(1,466)
Inventories, net	(1,700)	(1,146)
Prepaid and deferred catalog expenses and other assets	(253)	(7)
Accounts payable	3,395	(2,814)
Accrued liabilities	(3,235)	661
Income taxes payable	381	122
Deferred revenue	(2,775)	133
Net cash provided by operating activities	11,143	7,190

Cash flow from investing activities
Purchase of fixed assets	(11,189)	(9,114)
Proceeds from the sale of fixed assets	21	47
Net cash used in investing activities	(11,168)	(9,067)

Cash flow from financing activities
Borrowings of old revolving debt	25,000	84,000
Repayment of old revolving debt	(25,000)	(84,000)
Borrowing of new revolving debt	155,115	-
Repayment of new revolving debt	(155,115)	-
Repayments of capital lease obligations	(137)	(153)
Payments for deferred financing costs	(1,592)	-
Purchases of treasury stock	-	(2,185)
Net cash used in financing activities	(1,729)	(2,338)
Decrease in cash and cash equivalents	(1,754)	(4,215)
Cash and cash equivalents
Beginning of period	15,593	19,808
End of period	$13,839	$15,593

The accompanying notes are an integral part of these consolidated financial statements.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 1 - Business

Harry & David Holdings, Inc. and subsidiaries (“we,” “us,” “our,” or the “Company”) is a vertically integrated multi-channel specialty retailer and producer of branded premium gift-quality fruit, food products and gifts marketed under the Harry & David®, Wolferman’s® and Cushman’s® brands. The Company markets its products through catalogs distributed through the mail, the Internet, business-to-business, consumer telemarketing, Harry & David Stores, and wholesale distribution to other retailers. As of June 28, 2014, the Company operated 47 retail stores in 25 states.

Sales of the Company’s products are subject to, among other things, a variety of agricultural risks (including extreme weather conditions), fuel and energy price fluctuations, and regulation and inspection by various governmental agencies. The Company’s business has substantial seasonality and a significant portion of the Company’s annual net sales are recognized during the holiday selling season from mid-November through December. Accordingly, operating results and financial conditions are highly dependent on a number of seasonal factors, including, without limitation, the ripening of seasonal fruits (which, if delayed, can cause delays in product shipments), and consumer demand during our critical holiday selling season.

Liquidity

Our business relies on cash flows from operations and our revolving credit facility as our primary sources of liquidity. Our primary cash needs are for costs related to inventories, advertising, payroll, store and facility rents, capital expenditures associated with opening new stores and updating existing stores, as well as infrastructure and information technology. The most significant components of our working capital are cash and cash equivalents, prepaid advertising, inventories, accounts receivable, accounts payable, deferred revenue and other current liabilities. Our working capital is seasonal as a result of building inventory and paying for catalog costs in preparation for the holiday season. As a result, we borrow during the first and second quarters of our fiscal year. We believe that the cash expected to be generated from operations combined with borrowing availability under our revolving credit facility will be sufficient to meet working capital requirements. Capital expenditures for the year ended June 28, 2014 totaled $11.2 million, which included investments in our infrastructure, including stores, supply chain, orchards and information technology.

Basis of Presentation

The financial statements include the results of the Company and its consolidated subsidiaries. Intercompany balances and activity are eliminated from the consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

The Company’s fiscal year ends on the last Saturday in June, based on a 52/53 week fiscal year. Fiscal 2013 began on July 1, 2012, and ended on June 29, 2013. Fiscal 2014 began on June 30, 2013, and ended on June 28, 2014.

The Company has included the following financial statements: Consolidated Balance Sheets as of June 28, 2014 and June 29, 2013; the Consolidated Statements of Income for the fiscal years ended June 28, 2014 and June 29, 2013; the Consolidated Statements of Stockholders’ Equity for the fiscal years ended June 28, 2014 and June 29, 2013; and the Consolidated Statements of Cash Flows for the fiscal years ended June 28, 2014 and June 29, 2013.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 2 - Ownership and Capital Structure

On September 13, 2011, upon emergence from its Chapter 11 bankruptcy proceeding, the Company issued 957,631 shares of new common stock, par value $0.01 per share (“Common Stock”).

In November 2012, the Company's Board of Directors approved the repurchase of up to $2.5 million of Common Stock. During the fiscal year ended June 29, 2013, the Company repurchased 22,179 shares of Common Stock for an aggregate purchase price of $2.2 million.

For discussion of the Company’s Stock Option Plan see Note 10, “Stock Option Plan.”

Note 3 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The estimates and assumptions are evaluated on an ongoing basis and are based on historical experiences and various other factors that are believed to be reasonable under the circumstances. Actual results could materially differ from those estimates.

Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, certain accrued liabilities, capital lease obligations, and reorganization obligations. The estimated carrying value of these instruments approximates fair value due to their short-term maturities.

Cash Equivalents

Cash equivalents are carried at cost, which approximates market value. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents include third-party credit card receivables because such amounts generally convert to cash within three days with little or no default risk, as well as investments in commercial paper with a purchased maturity of 90 days or less. Third-party credit card receivables totaled $0.7 million at June 28, 2014 and $0.6 million at June 29, 2013. Cash equivalents consist primarily of deposits at federally insured financial institutions. Deposits with these banks may exceed the amount of insurance provided on such deposits; however, these deposits typically may be redeemed upon demand and, therefore, bear minimal risk.

Accounts Receivable

Accounts receivable consists primarily of amounts due from customers. The Company sells its products to individuals and companies located primarily in the United States. Products sold to companies are generally on open credit terms consistent with the Company’s evaluation of customer creditworthiness. The Company generally does not require collateral. No single customer accounted for more than 10% of consolidated accounts receivable or net sales during the fiscal year ended June 28, 2014 or the fiscal year ended June 29, 2013.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 3 - Summary of Significant Accounting Policies (continued)

The Company conducts ongoing credit evaluations and maintains an allowance for doubtful accounts to address the risk of bad debts. The Company analyzes historical bad debts, customer creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. The allowance is calculated based on the aging of our accounts receivable, the financial condition of our customers and their payment history, our historical write-off experience and other assumptions. The allowance for doubtful accounts is reviewed monthly. The Company generally writes off non-corporate accounts more than 120 days past due and when management deems that the likelihood of collection is remote.

Inventories

Direct marketing, wholesale, and growing crops inventory is valued at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or market. Stores inventory is valued at the lower of cost on a first-in, first-out basis or market using the retail inventory method. The total amount of inventory valued using the retail inventory method at June 28, 2014 and June 29, 2013, was $5.9 million and $6.5 million, respectively. The Company estimates a provision for damaged, obsolete, excess and slow-moving inventory based on specific identification and inventory aging reports. The Company reserves for excess and obsolete inventories in the period when excess and obsolescence are determined to have occurred.

The Company capitalizes into inventory both direct and indirect production costs. Indirect production costs include indirect labor and overhead costs related to growing, manufacturing and assembly. Costs of un-harvested crops are included in inventory and include direct labor and other expenses related to un-harvested fruit, including the amortization of orchard development costs. Fruit crop inventories are accounted for on a crop year that spans from November to October.

Deferred Catalog Expenses and Advertising Expenses

Deferred catalog expenses are incurred in connection with the direct response marketing of certain products. Catalog costs consist of creative design, photography, separations, paper, print, distribution, postage and list costs for all direct response catalogs. Such costs are capitalized as deferred catalog expenses and are amortized over their expected periods of future benefit based on the estimated sales curve of each catalog promotion. Catalog expenses are generally amortized over three to four months. However, for sales that extend up to 12 months, such as multiple club shipments, catalog expense is generally amortized up to a 12-month period.

Deferred catalog expenses are evaluated for recoverability at each reporting period by comparing the carrying amount associated with each catalog to the estimated remaining future net revenues associated with that promotion. Estimated future revenues are based on various factors such as the total number of catalogs and pages circulated, the probability and likely magnitude of consumer response and the assortment of merchandise offered. If the carrying amount is in excess of estimated future net revenues, the excess is expensed in the reporting period. Non-direct response advertising is expensed as incurred.

Total advertising expenses, which are primarily comprised of catalog expenses, totaled $48.7 million and $47.7 million for the fiscal years ended June 28, 2014 and June 29, 2013, respectively, and are recorded within selling, general and administrative expenses.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 3 - Summary of Significant Accounting Policies (continued)

Fixed Assets

Fixed assets are stated at cost. Orchard development costs, consisting of direct labor and materials, supervision, and other items, are capitalized as part of capital projects-in-process until the orchard produces fruit in commercial quantities. Upon attaining commercial levels of production, these costs are transferred to land improvements.

Depreciation and amortization are computed using the straight-line method, with estimated useful lives of the related assets as follows:

Land improvements and orchard development costs	15-35 years
Buildings and improvements	10-45 years
Machinery and equipment	3–10 years
Purchased and internally-developed software	3–8 years
Leasehold improvements	Shorter of estimated useful life or lease term (generally 5–10 years; up to 20 years)

Repair and maintenance costs are expensed in the period in which they are incurred.

At June 28, 2014, the estimated cost to complete capital projects-in-process was approximately $10.3 million.

Internally-developed software costs are capitalized in accordance with ASC Topic 350 “Intangibles – Goodwill and Other.” The Company capitalized $0.5 million and $7.4 million of internally-developed software costs, which included approximately $0.2 million and $0.8 million in internal labor costs, as of June 28, 2014 and June 29, 2013, respectively.

The Company evaluates its long-lived assets for impairment. If an impairment indicator exists, recoverability of assets is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value, which is calculated on a discounted cash flow basis.

Intangible Assets

As of June 28, 2014, the Company’s intangible assets primarily consisted of trade names and customer relationships. The Harry & David trade name has an indefinite life while the Wolferman’s and Cushman’s trade names each have an estimated useful life of five years. Customer relationships have an estimated useful life of seven years. These costs are amortized on a straight-line basis.

Intangible assets with indefinite lives are tested for impairment annually, or whenever events or circumstances indicate that impairment may have occurred. For the fiscal year ended June 28, 2014, impairment was evaluated using the guidance and criteria described in ASC Topic 350, “Intangibles-Goodwill and Other.” The impairment testing compared carrying values to fair values, and if the carrying value of these assets is in excess of fair value, which is calculated on a discounted cash flow basis, an impairment loss would be recognized. The Company’s assessment of its Harry & David trade name concluded that it was not impaired.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 3 - Summary of Significant Accounting Policies (continued)

Deferred Financing Costs

Debt financing costs are deferred and amortized to interest expense using the straight-line method over the term of the related debt instrument. The straight-line method approximates the effective interest method. See Note 8, “Borrowing Arrangements.”

Deferred Rent

For leases that contain fixed escalations of the minimum annual lease payment during the original term of the lease and other lease incentives, the Company recognizes rental expense on a straight-line basis over the lease term and records the difference between rent expense and the amount that is payable as deferred rent. Deferred rent liabilities totaling $0.9 million and $0.6 million were included in other long-term liabilities in the accompanying Consolidated Balance Sheets at June 28, 2014 and June 29, 2013, respectively.

Asset Retirement Obligations

The Company has accrued for future asset retirement obligations resulting from the Company’s contractual obligation to restore a store location to its original condition upon lease termination. The accrual is estimated based on historical costs incurred to restore a previous location to its original condition after a store closure. Asset retirement obligation liabilities totaling $0.3 million were included in other long-term liabilities in the accompanying Consolidated Balance Sheets as of both June 28, 2014 and June 29, 2013.

Revenue Recognition

The Company recognizes revenue from product sales and associated shipping charges when the following four revenue recognition criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured.

For the Company’s direct marketing revenue and a portion of wholesale revenue, product sales and shipping revenues, net of promotional discounts, rebates, and return allowances, are recorded upon shipment. For certain wholesale customers, revenue is recognized upon receipt by the customer, at which time title passes to the customer in accordance with the terms of the sale. The Company records a reserve for estimated product returns and allowances in each reporting period based on its historical returns experience. The Company reserved $0.1 million and $0.2 million at June 28, 2014 and June 29, 2013, respectively, for estimated product returns. If actual returns differed significantly from the Company's historical experience, changes to the reserves could be required in future periods.

Deferred revenue includes amounts received from customers for merchandise to be shipped in subsequent periods. The total amounts received that are included in deferred revenue totaled $10.0 million and $12.0 million at June 28, 2014 and June 29, 2013, respectively, excluding gift card and gift certificate sales which are described below. The Company defers incremental direct costs of order processing related to those orders for which revenue is deferred. Deferred order processing costs of $0.3 million were included in other current assets in the accompanying Consolidated Balance Sheets at both June 28, 2014 and June 29, 2013.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 3 - Summary of Significant Accounting Policies (continued)

Revenues from the sale of gift cards and gift certificates are deferred until redeemed. The Company’s gift cards and certificates do not lose value over time and do not expire. Unredeemed gift cards or certificates that are subject to escheatment ultimately revert to the appropriate state and are not recorded as income. The Company considers the possibility of redemption to be remote after the gift cards have been outstanding for 7 years. Unredeemed gift cards or gift certificates are taken to income such that all amounts not subject to escheatment are recognized prior to the outstanding period exceeding 7 years. Income from unredeemed gift cards and gift certificates (“breakage”) of $1.0 million was recognized in the fiscal year ended June 28, 2014 and $0.9 million was recognized in the fiscal year ended June 29, 2013. Gift card breakage is recorded in selling, general and administrative costs. Deferred revenue associated with gift cards and certificates amounted to $1.7 million and $2.4 million as of June 28, 2014 and June 29, 2013, respectively.

Classification of Costs and Expenses

Cost of goods sold includes cost of goods, occupancy expenses for manufacturing and distribution facilities, warehouse and fulfillment costs and product delivery costs. Cost of goods consists of raw materials, manufacturing costs, costs of externally-purchased merchandise, freight expenses and other inventory-related costs. Occupancy expenses are primarily comprised of depreciation, rent and utilities. Warehouse and fulfillment costs primarily consist of labor, storage and equipment.

Selling, general and administrative expenses consist of costs for occupancy associated with our stores and corporate facilities, advertising expenses, credit costs, call center expenses, depreciation and amortization for store leasehold improvements and fixtures, IT equipment and software, and corporate administrative functions. Occupancy expenses associated with the stores and corporate facilities primarily include rent, common area maintenance and utilities. Corporate administrative function costs primarily include the costs for executive administration, legal, human resources, finance, insurance and information technology. Selling, general and administrative expense is net of litigation and insurance recoveries of $2.2 million and $0 for the years ended June 28, 2014 and June 29, 2013, respectively.

Other income and other expenses not otherwise classified generally consist of legal settlements and other non-operating income or expenses that are not of a meaningful nature for separate classification.

Income Taxes

The Company accounts for income taxes under the liability method. Under this method, deferred income tax liabilities and assets are based on the difference between the financial statements and tax basis of assets and liabilities multiplied by the expected tax rate in the year the differences are expected to reverse. Deferred income tax expense or benefit results from the change in the net deferred tax asset or liability between periods.

The Company records a valuation allowance to reduce our deferred tax assets to an amount that is more-likely-than-not to be realized. The Company has considered carryback and carryforward periods, historical and forecasted income, the apportioned earnings in the jurisdictions in which the Company and its subsidiaries operate, and tax planning strategies in estimating a valuation allowance against the Company’s deferred tax assets. If the Company determines that it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized, an adjustment to the deferred tax assets is charged to earnings in the period in which such a determination is made. Conversely, if the Company determines that it is more-likely-than-not that the deferred tax assets will be realized, the applicable portion of the previously estimated valuation allowance would be reversed. See Note 11, “Income Taxes.”

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 3 - Summary of Significant Accounting Policies (continued)

The amount of income taxes the Company pays is subject to periodic audits by federal and state tax authorities and these audits may result in proposed deficiency assessments. Accounting for uncertain tax positions prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Accounting for uncertain tax positions also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. See Note 11, “Income Taxes.”

Stock-Based Compensation

The fair value of stock-based awards to employees is calculated using the Binomial Lattice option valuation model, which requires that we make certain subjective assumptions. These assumptions include future stock price volatility and the expected life of the stock option, which affect the calculated fair values. The Company uses the simplified method to calculate the expected term, which represents the period of time that the options granted are expected to be outstanding. The Company believes that this method is appropriate as the Company has insufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term of its Common Stock. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The calculated compensation expense is recognized on a straight-line basis over each vesting period. See Note 10, “Stock Option Plan.”

Note 4 - Recent Accounting Pronouncements and Developments

On May 28, 2014, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2014-09 regarding ASC Topic 606 “Revenue from Contracts with Customers.” This ASU provides principles for recognizing revenue for the transfer of promised goods or services to customers with the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU will be effective for the Company’s fiscal year beginning after February 1, 2017. Early adoption is not permitted. The Company is currently evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption.

Note 5 - Inventories

Inventories consist of the following (in thousands):

	June 28, 2014	June 29, 2013

Finished goods	$10,251	$11,020
Materials, packaging supplies, and work-in process/semi-finished	21,960	20,414
Growing crops	5,593	5,271
	37,804	36,705
Inventory reserves	(1,112)	(1,540)
	$36,692	$35,165

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 6 - Fixed Assets

Fixed assets consist of the following (in thousands):

	June 28, 2014	June 29, 2013

Land	$24,305	$24,305
Land improvements and orchard development costs	9,056	8,859
Buildings and improvements	38,469	37,797
Machinery and equipment	24,633	20,534
Leasehold improvements	2,248	1,570
Purchased and internally-developed software	16,611	15,742
Capital projects-in-progress	5,725	1,416
	121,047	110,223
Accumulated depreciation and amortization	(30,511)	(20,638)
	$90,536	$89,585

Total depreciation and amortization expense was $10.3 million and $11.1 million as of June 28, 2014 and June 29, 2013, respectively. Accumulated amortization of purchased and internally-developed software costs was $7.0 million and $4.3 million as of June 28, 2014 and June 29, 2013, respectively. Amortization of software costs, which includes software assets financed by capital leases, were $2.8 million and $2.3 million for the fiscal years ended June 28, 2014 and June 29, 2013, respectively.

As of June 28, 2014, machinery and equipment included costs for computer equipment acquired for $0.4 million and financed through capital lease agreements. See Note 8, “Borrowing Arrangements,” for terms and conditions of the Company’s capital lease obligations.

Note 7 - Intangible Assets

Amortization expense was $0.3 million for each of the fiscal years ended June 28, 2014 and June 29, 2013, and is included within selling, general and administrative expenses in the Consolidated Statements of Income.

The following is a summary of the Company’s intangible assets (in thousands):

	June 28, 2014			June 29, 2013
	Gross		Net	Gross		Net
	carrying	Accumulated	carrying	carrying	Accumulated	carrying
	amount	amortization	amount	amount	amortization	amount

Trade names and trademarks	$12,718	$(88)	$12,630	$12,718	$(57)	$12,661
Customer relationships	2,125	(851)	1,274	2,125	(547)	1,578
Domain name	31	(5)	26	-	-	-
Intangibles, net	$14,874	$(944)	$13,930	$14,843	$(604)	$14,239

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 7 - Intangible Assets (continued)

The following table represents the activity for intangibles for the fiscal years ended June 28, 2014 and June 29, 2013 (in thousands):

	Indefinite-Lived	Definite-Lived
	Intangibles	Intangibles	Total

Net balance as of June 30, 2012	$12,561	$2,013	$14,574
Amortization expense	-	(335)	(335)
Net balance as of June 29, 2013	12,561	1,678	14,239
Additions	-	31	31
Amortization expense	-	(340)	(340)
Net balance as of June 28, 2013	$12,561	$1,369	$13,930

The following table represents activity for the scheduled amortization expense for the definite-lived intangible assets for the following fiscal years (in thousands):

	Customer relationships	Trade and domain names	Total

2015	$304	$38	$342
2016	304	38	342
2017	304	12	316
2018	304	6	310
2019	58	1	59
Total	$1,274	$95	$1,369

Note 8 - Borrowing Arrangements

Exit Revolving Credit Facility

In connection with the Company’s emergence from its Chapter 11 bankruptcy proceeding on September 13, 2011, the Company entered into a $100.0 million senior secured financing facility (the "Exit Facility"), which was secured by substantially all of the assets of the Company and its subsidiaries and was scheduled to mature on September 12, 2014. The maximum available borrowing under the Exit Facility was determined in accordance with an asset-based formula, which prevented the Company from accessing the Exit Facility from January to June. We used the Exit Facility to finance increases in working capital from July through early December. The Exit Facility also contained a number of restrictive covenants. In the event the Company was unable to comply with these covenants, its ability to borrow under the Exit Facility would be restricted or an event of default could occur. Among other provisions, the Exit Facility contained covenants which (i) required us to repay the outstanding amount in full on December 26 of each year and (ii) required us to maintain an "Available Cash Balance" (defined as cash, cash equivalents, restricted cash and short-term investments, minus accounts payable) of at least $50.0 million as of December 31 of each year. If the Company did not have an Available Cash Balance of at least $50.0 million as of that date, the Company was required to satisfy a minimum fixed charge coverage ratio. At June 29, 2013, unused borrowings under the Exit Facility were $99.0 million, reflecting $1.0 million in outstanding letters of credit.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 8 - Borrowing Arrangements (continued)

New Revolving Credit Facility

On September 4, 2013, the Company entered into a new credit facility (the “New Credit Facility”) with a syndicate of lenders led by Wells Fargo Bank, National Association. The New Credit Facility refinanced and replaced the Exit Facility. The Company recognized $0.9 million of unamortized deferred financing costs associated with the Exit Facility as interest expense in the Consolidated Statements of Income for the year ended June 28, 2014.

The New Credit Facility has a maturity date of September 4, 2018, and provides for revolving loans of up to $100.0 million. The Company has an option to increase the amount of the New Credit Facility by up to $25.0 million upon satisfaction of certain conditions and with the consent of the lenders providing such increase. The maximum available borrowing under the New Credit Facility is determined in accordance with an asset-based debt limitation formula. The formula generally allows the Company to borrow a substantial portion of the facility from July through December, but significantly restricts its borrowing capacity from January through June. The New Credit Facility is secured by substantially all of the assets of the Company. Amounts outstanding under the New Credit Facility accrue interest, at the Company’s option, at a rate of LIBOR plus 2.00% to 2.50% or the prime rate plus 1.00% to 1.50%, in each case with such margin varying based on the amounts outstanding under the New Credit Facility. As of June 28, 2014, unused borrowings under the New Credit Facility were $99.0 million, reflecting $1.0 million in outstanding letters of credit, which were fully cash collateralized.

The New Credit Facility contains customary affirmative and negative covenants for senior secured credit facilities of this type, including, but not limited to, limitations on the incurrence of indebtedness, capital expenditures, asset dispositions, acquisitions, investments, dividends and other restricted payments, liens and transactions with affiliates. The New Credit Facility also contains covenants that (i) require the Company to repay the outstanding amount in full on the first business day after Christmas of each year and (ii) require the Company to maintain an “Available Cash Balance” (defined as cash, cash equivalents, restricted cash and short-term investments, minus accounts payable and outstanding unsecured borrowings by the Company and its subsidiaries) of at least $50.0 million as of the last day of the fiscal month for December of each year. If the Company does not have an Available Cash Balance of at least $50.0 million as of that date, the Company is required to satisfy a minimum fixed charge coverage ratio. In the event the Company is unable to comply with the covenants in the New Credit Facility, its ability to borrow under the New Credit Facility would be restricted or an event of default may occur. The Available Cash Balance at December 28, 2013 was $65.9 million. As of June 28, 2014, the Company was in compliance with all covenants contained in the New Credit Facility.

The New Credit Facility also provides for an excess cash basket equal to 50% of the Company’s Available Cash Balance in excess of $70.0 million at the end of the holiday season, which excess cash basket may be used for (i) the payment of dividends, (ii) the repurchase of Company stock or (iii) an increase in annual capital expenditures.

The Company is required to pay a commitment fee equal to 0.25% per annum on the average daily unused amount of the revolving commitment of each lender. The commitment fees are payable on the last day of each fiscal quarter and the associated expense is included within interest expense in the Consolidated Statements of Income. The Company must also pay a letter of credit fee equal to 2.00% to 2.50% per annum on the outstanding amount of letters of credit issued under the New Credit Facility, with such margin varying based on the amounts outstanding under the New Credit Facility. The letter of credit fee is payable on a monthly basis and the associated expense is also included within interest expense in the Consolidated Statements of Income.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 8 - Borrowing Arrangements (continued)

In connection with the New Credit Facility, the Company incurred deferred financing costs of approximately $1.6 million. These costs will be amortized over the life of the revolving arrangement using the straight line method and will be classified as interest expense. The Company recorded $0.5 million of amortization in the Consolidated Statement of Income for the year ended June 28, 2014.

Reorganization Obligations

Upon emergence from bankruptcy protection on September 13, 2011, the Company recorded $8.7 million in pension-related termination premiums pursuant to the Pension Benefit Guaranty Corporation (“PBGC”) Settlement. As part of the PBGC Settlement, (i) the reorganized Debtors agreed to pay termination premiums to the PBGC of $8.7 million, payable in twelve (12) equal quarterly installments, and (ii) the PBGC’s unsecured claim against the Debtors was allowed in the amount of $36.0 million. Under the PBGC Settlement, the termination premium payments were required to commence on November 15, 2011, with additional payments to be made on the 15th day of every third month until the reorganized Debtors have paid the termination premiums in full. The last quarterly payment was paid on August 12, 2014. In addition, the PBGC received, in full and final satisfaction and discharge of its claim, cash in the amount equal to 10.0% of the amount of the PBGC claim payable as follows: 40.0% was disbursed on the first Monday following fiscal month-end August 2012, and 60.0% was disbursed on the first Monday following fiscal month-end August 2013. All unpaid distributions related to the PBGC’s unsecured claim accrued interest at the annual rate of 5.0% from September 13, 2011 through the applicable payment date referenced above. The termination premium payments did not accrue interest. The Company’s obligation to make payments on account of the termination premiums are reflected as reorganization obligations in the Consolidated Balance Sheets.

The Company also recorded approximately $3.3 million for Class 4 general unsecured claims under the Plan. Cash distributions on account of those claims were payable in annual installments, with 40.0% disbursed on the first Monday following fiscal month-end August 2012, and 60.0% disbursed on the first Monday following fiscal month-end August 2013. All unpaid distributions accrued interest at the annual rate of 5.0% from September 13, 2011 through the applicable payment date referenced above. The last payment on account of those claims was made on August 12, 2014.

Amortization of Deferred Financing Costs

Total amortization expense for all deferred financing costs were $0.6 million and $1.2 million for the fiscal years ended June 28, 2014 and June 29, 2013, respectively, and are included within interest expense in the Consolidated Statements of Income. For the fiscal year ended June 28, 2014, with the termination of the Exit Facility and entering into the New Credit Facility, the remaining $0.9 million of deferred financing fees relating to the Exit Facility was also recorded as interest expense.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 8 - Borrowing Arrangements (continued)

Capital Lease Obligations

In fiscal 2012, the Company acquired computer equipment for $0.4 million, financed by a capital lease agreement. The interest rate on the agreement is 4.8%, with payments due in monthly installments of principal and interest over three years. As of June 28, 2014, the current portion of the remaining obligation was $0.1 million. The current portion of this capital lease obligation is reported as the current portion of long-term debt and capital lease obligations in the Consolidated Balance Sheets.

Note 9 - Benefit Programs

Pension Plans

The Company had a defined benefit pension plan that covered substantially all employees that were on an active basis as of June 25, 2006. Benefits under the plan were generally based on the employee’s compensation level and years of service. Benefits were fully vested after five years of qualifying service. The required level of funding of this plan changed each year depending on the funding status of the plan and the annual actuarial valuation report.

The Company’s qualified pension plan was partially frozen effective as of June 25, 2006, whereby no new participants would qualify to enter into the plan. A full freeze of the plan became effective June 30, 2007, whereby pension benefits were no longer accrued for participants. After July 1, 2007, the Company had a continuing obligation to fund this plan and continued to recognize net periodic pension cost.

Additionally, the Company had a non-qualified unfunded excess benefit plan. Under this plan, certain key employees were entitled to receive additional pension benefits from the Company. These benefits mainly consisted of the difference between the benefits they would have received under the qualified pension plan in the absence of the limitations imposed on benefits by the Internal Revenue Code and the amount they would actually receive subject to such limitations.

The Company stopped making future contributions to the plans starting in March 2011 as a result of the Chapter 11 bankruptcy filing.

As part of the plan of reorganization in the Company’s Chapter 11 bankruptcy proceeding, the bankruptcy court approved a distress termination of the pension plan and the PBGC Settlement. See Note 8, “Borrowing Arrangements.”

401(k) Plan

Salaried and hourly employees, including management, become eligible to participate in the Company’s 401(k) plan upon completing a minimum of 1,000 hours of service during the 12-month period subsequent to their hire date. As of January 1, 2014, if an employee is designated as regular full-time, they are eligible to participate in the 401(k) plan on their first day of employment. The Company did not make any contributions and only incurred nominal administration expenses related to this plan for the fiscal years ended June 28, 2014 and June 29, 2013.

Incentive Compensation Plan

The Company’s bonus plan covers eligible salaried employees and also applies to hourly employees on a discretionary basis. Benefits under this plan are generally based on various performance standards. For the fiscal year ended June 28, 2014, the Company did not record any bonus expense under this plan. For the fiscal year ended June 29, 2013, the Company recorded $2.3 million of bonus expense under this plan.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 9 - Benefit Programs (continued)

Self-Insured Liabilities

The Company is primarily self-insured for the health and medical benefits of employees and their dependents, and for a limited number of former employees and their dependents. The Company records self-insured medical claims when paid. In addition, the Company records a liability that represents claims that have been incurred but not recorded, which represents approximately 60 days of estimated future medical payments. Estimated costs of these self-insurance programs are accrued at the undiscounted value of actuarially-determined projected settlements for known and anticipated claims incurred. These liabilities, totaling $1.3 million and $1.8 million at June 28, 2014 and June 29, 2013, respectively, are classified within accrued payroll and benefits. Total health and medical benefit expense was $9.2 million and $14.4 million for the fiscal years ended June 28, 2014 and June 29, 2013, respectively, and are included in both cost of goods sold and selling, general and administrative expenses on the Consolidated Statements of Income.

Severance

In the periods presented, the Company incurred estimated severance related benefits associated with the elimination of certain full-time positions across the Company as well as the termination of certain other employees and executives. The severance and related charges were recorded in selling, general and administrative expenses in the Consolidated Statements of Income.

The following table shows the Company’s severance related activities in the fiscal years ended June 28, 2014 and June 29, 2013 (in thousands):

Balance, June 30, 2012	$-
Accruals for severance-related benefits	1,197
Payments of benefits	(1,142)
Balance, June 29, 2013	55
Accruals for severance-related benefits	1,009
Payments of benefits	(1,064)
Balance, June 28, 2014	$-

Note 10 - Stock Option Plan

In the fourth quarter of fiscal 2012, the Company established and its stockholders approved the Harry & David Holdings, Inc. 2012 Stock Option Plan (the “Stock Option Plan”), which provides for the grant of incentive stock options and qualified and nonqualified stock options, exercisable for shares of the Company’s Common Stock. The Stock Option Plan provides that the total number of shares of Common Stock that may be issued and sold under options granted pursuant to the Stock Option Plan may not exceed 106,403 shares, in addition to any shares that are automatically returned to the authorized shares available for issuance under the Stock Option Plan due to grant forfeitures, cancellations, expirations or other terminations. The shares of Common Stock issuable upon exercise of options may be either treasury shares or newly-issued shares. The exercise price of all options may not be less than the fair market value of the Company’s Common Stock on the date of grant.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 10 - Stock Option Plan (continued)

The Stock Option Plan is administered by the Company’s Board of Directors and, with respect to approval of specific future grants, a committee of the Board. Options granted under the Stock Option Plan have a ten-year term, unless a shorter term is stipulated in individual option agreements, and may be exercised only to the extent they have vested. Options granted to date vest in equal installments over a five-year period. The option agreement for any grant may provide for the earlier vesting of options upon the occurrence of certain events, including in the event of a change in control of the Company. In case of termination of employment or other service by reason of death, disability, or normal or early retirement, or in the case of hardship or other special circumstances of an employee holding options that have not fully vested, the Board may, in its sole discretion, accelerate the time at which such option may be exercised. The option agreement for any grant may provide for a share repurchase right, right of first refusal or drag-along right in favor of the Company upon the occurrence of certain specified events.

The fair value of each option award is estimated on the date of grant using the Binomial Lattice option valuation model. Expected volatilities are based on an average historical volatility of the publicly-traded stock of a representative set of comparable companies. The Company used the simplified method to calculate the expected term, which represents the period of time that the options granted are expected to be outstanding. The simplified method is described in the Securities and Exchange Commission Staff Accounting Bulletins Nos. 107 and 110. The Company believes this method is appropriate because the Company has insufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term of its Common Stock. The risk-free rate for periods within the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. In the fiscal year ended June 28, 2014, the Company utilized a pre-vesting forfeiture rate of 10%. Other assumptions used for stock option awards granted are noted in the following table:

June 28, 2014

Expected volatility	53.2% - 56.1%
Expected dividends	$ -
Expected term	7.0 Years
Risk-free rate	1.0% - 2.2%

June 29, 2013

Expected volatility	55.2% - 55.7%
Expected dividends	$ -
Expected term	7.0 Years
Risk-free rate	1.0% - 1.35%

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 10 - Stock Option Plan (continued)

A summary of option activity under the Stock Option Plan for the fiscal years ended June 28, 2014 and June 29, 2013 is presented below (in thousands):

			Weighted-
		Weighted-	Average
		Average	Remaining
	Option	Exercise	Contractual
	Shares	Price	Term
Options
Outstanding at June 30, 2012	79,700	$100.00	9.9 Years
Granted	10,200	100.00	9.5 Years
Forfeited	(13,400)	100.00	8.9 Years
Exercised	-	-	-
Outstanding at June 29, 2013	76,500	100.00	8.9 Years
Granted	5,400	129.71	9.6 Years
Forfeited	(6,000)	103.62	8.8 Years
Terminated	(1,500)	100.00	8.6 Years
Exercised	-	-	-
Outstanding at June 28, 2014	74,400	101.37	8.0 Years
Exercisable at June 28, 2014	26,280	$100.00	7.9 Years

The weighted-average grant-date fair value of options issued in the fiscal years ended June 28, 2014 and June 29, 2013 were $69.70 and $56.73, respectively. The total grant date fair value of all options outstanding was $4.3 million at both June 28, 2014 and June 29, 2013.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 10 - Stock Option Plan (continued)

A summary of the status of the Company’s non-vested option shares as of June 28, 2014, and activity during the fiscal years ended June 28, 2014 and June 29, 2013, are presented below:

		Weighted-
		Average
		Grant-Date
	Option	Fair Value
	Shares	of Options

Nonvested option shares at June 30, 2012	79,700	$56.93
Granted Options	10,200	56.73
Forfeited	(13,400)	56.93
Vested	(13,260)	56.93
Nonvested option shares at June 29, 2013	63,240	56.90
Granted Options	5,400	69.70
Forfeited	(6,000)	59.26
Vested	(14,520)	56.91
Nonvested option shares at June 28, 2014	48,120	$58.07

The total fair value of shares vested during the fiscal year ended June 28, 2014 was $0.8 million. The Company recognized stock compensation expense of $0.8 million and $0.9 million for the fiscal years ended June 28, 2014 and June 29, 2013, respectively. There were no tax benefits recognized for these periods. As of June 28, 2014, there was $2.6 million of total unrecognized pre-tax compensation cost related to non-vested share-based compensation arrangements granted under the Stock Option Plan that will be recognized over the remaining vesting period of 3.1 years.

Note 11 - Income Taxes

The components of the Company’s provision for income taxes for the fiscal years ended June 28, 2014 and June 29, 2013, are as follows (in thousands):

	June 28, 2014	June 29, 2013
Income before income taxes	$12,319	$7,884
Current
Federal	1,482	3,566
State	142	371
	1,624	3,937
Deferred
Federal	1,833	(9,603)
State	(222)	592
	1,611	(9,011)
Provision (benefit) for income taxes	$3,235	$(5,074)

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 11 - Income Taxes (continued)

The Company’s effective tax rate differed from the federal statutory income tax rate for the fiscal years ended June 28, 2014 and June 29, 2013 as follows:

	June 28, 2014	June 29, 2013
Federal statutory rate	35.0%	35.0%
State tax rate, net of federal tax effect	(0.6)	12.2
Liability stop adjustment	0.0	(99.6)
Domestic production activities deduction	(3.2)	(4.8)
Work opportunity tax credit	(2.3)	(3.6)
Other	(2.6)	(3.6)
Effective tax rate	26.3%	(64.4)%

In the fiscal year ended June 28, 2014, the effective tax rate was less than the federal statutory rate, primarily due to benefits realized from the Domestic Production Activities Deduction under Section 199 of the Internal Revenue Code of $0.4 million, the Charitable Tax Deduction of $0.3 million and the Work Opportunity Tax Credit of $0.3 million. In the fiscal year ended June 29, 2013, the effective tax rate was less than the federal statutory rate, primarily due to the Liability Stop Rule benefit under Section 1017 of the Internal Revenue Code of $7.8 million, as well as other benefits realized from the Domestic Production Activities Deduction under Section 199 of the Internal Revenue Code of $0.4 million, and the Work Opportunity Tax Credit of $0.3 million.

The Liability Stop Rule benefit relates to tax treatment of certain debts that were discharged in connection with the bankruptcy emergence. Generally the discharge of a debt obligation for an amount less than the adjusted issue price creates cancelation of indebtedness income (“CODI”), which must be included in the obligor’s taxable income. However, recognition of CODI is limited for a taxpayer that is a debtor in a reorganization case if the discharge is granted by the court or pursuant to a plan of reorganization approved by a court. The plan of reorganization in the Company’s Chapter 11 bankruptcy proceeding enabled the Company to qualify for this bankruptcy exclusion rule. Therefore, CODI triggered by discharge of debt under the plan or reorganization affected the Company’s future taxable income on the first day of fiscal 2013 by reducing certain income tax attributes otherwise available in the following order: (i) net operating loss carryforwards for the year of discharge; (ii) most credit carryforwards, including the general business credit and minimum tax credit; (iii) net capital losses for the year of discharge and capital loss carryforwards; and (iv) the tax basis of the Company’s assets.

The Liability Stop Rule benefit recognized in the third quarter of fiscal 2013 represents the amount of CODI previously recognized in fiscal 2012 that will not reduce the tax attributes of the Company and reflects a change in estimate. It is not anticipated that the Liability Stop Rule benefit will be subject to future adjustments. Under the Liability Stop Rule, the reduction in asset basis cannot reduce the Company’s aggregate remaining asset basis below the amount of its debt immediately after discharge.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 11 - Income Taxes (continued)

Significant components of the Company’s deferred tax assets and liabilities for federal and state income taxes for the fiscal years ended June 28, 2014 and June 29, 2013, consist of the following (in thousands):

	June 28, 2014	June 29, 2013
Deferred tax assets
Accrued liabilities	$1,179	$1,367
Pension	254	2,024
Inventories	389	539
Net operating loss carryforwards	1,059	1,204
Tax credits	66	66
Stock options	574	320
Capitalized professional fees	526	533
Other	599	1,467
Total deferred tax assets	4,646	7,520
Deferred tax liabilities
Fixed assets	(25,975)	(26,565)
Catalog costs	(675)	(857)
State deferred liability	(431)	(797)
Other	(1,118)	(1,243)
Total deferred tax liabilities	(28,199)	(29,462)
Total net deferred tax liabilities	$(23,553)	$(21,942)

At June 28, 2014, the Company had deferred tax assets of approximately $1.1 million relating to state net operating loss carryforwards, which expire under current statutes between 2014 and 2034.

There were no new unrecognized tax benefits recognized in the fiscal years ended June 28, 2014 and June 29, 2013.

The Company defines the federal jurisdiction as well as various multi-state jurisdictions as “major” jurisdictions. As of June 28, 2014, tax years subsequent to March 28, 2011 remain open and subject to examination by these “major” jurisdictions.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 12 - Leases

The Company leases certain properties consisting primarily of retail stores, distribution centers, and equipment with original terms ranging primarily from three to 10 years and up to 22 years. Certain leases contain renewal options, generally for five-year periods, with rent payments during the lease term dependent on the defined percent increase or increases based on certain indexes, in each case as defined within the individual lease agreements. For leases that contain fixed escalations of the minimum annual lease payment during the original term of the lease and other lease incentives, the Company recognizes rental expense on a straight-line basis over the lease term and records the difference between rent expense and the amount that is payable as deferred rent. In addition to minimum rental payments, certain of the Company’s retail store leases require the Company to make contingent rental payments, which are typically structured as either minimum rent plus additional rent based on a percentage of store sales if a specified store sales threshold is exceeded, or rent based on a negotiated threshold of sales after which a percent of sales is paid to the landlord. Such contingent rental expense is accrued in each reporting period if achievement of any factor is considered probable. Extra payments such as common area maintenance and property taxes are also required on certain leases.

Total rental expense for all operating leases for the fiscal years ended June 28, 2014 and June 29, 2013 was as follows (in thousands):

	June 28, 2014	June 29, 2013
Minimum rent expense	$13,988	$13,136
Contingent rent expense	112	149
Total rent expense	$14,100	$13,285

The aggregate future minimum rental payments under non-cancelable operating leases and payments of principal and interest on our capital lease obligations in effect at June 28, 2014 were as follows for the fiscal years indicated (in thousands):

	Operating	Capital	Total
	Leases	Leases	Payments

2015	$7,419	$146	$7,565
2016	6,270	-	6,270
2017	3,914	-	3,914
2018	2,897	-	2,897
2019	2,563	-	2,563
Thereafter	27,811	-	27,811
Total payments	$50,874	$146	$51,020
Less amounts representing interest		(4)
Capital lease obligation		$142

The aggregate future minimum rental payments for non-cancelable operating leases for 2019 and thereafter are comprised of $30.2 million for storage leases.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 13 - Commitments and Contingencies

The Company is a party to a variety of agreements to which it may be obligated to indemnify another party from losses arising in connection with the Company’s products or services. The Company also enters into indemnification provisions under its agreements with other companies in the ordinary course of business, typically with its landlords and certain customers, contractors, consultants and vendors. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. These indemnification provisions generally survive termination of the underlying agreement. In addition, the Company has entered into indemnification agreements with certain of its officers and directors that indemnify such persons for certain liabilities they may incur in connection with their services as an officer or director. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is generally unlimited. As the Company believes that the occurrence of any events that would trigger payments under these contracts is remote, no liabilities have been recorded in the consolidated financial statements for these indemnification obligations.

The Company’s food and horticultural products are subject to regulation and inspection by various governmental agencies, and involve the risk of injury to consumers. As such, the Company may be required to recall some of its products. The Company maintains product liability insurance in an amount that it believes is adequate to cover the costs associated with these recalls.

At times the Company may commit to future commodities purchases based upon current prices; however, future Company purchase orders are issued by the Company when deemed appropriate for required merchandise. The Company did not have any contractual future commodity purchase commitments aside from those purchased in the normal operating cycle as of June 28, 2014.

The Company leases certain properties consisting primarily of retail stores, seasonal pop-up stores, distribution centers, and equipment with original terms ranging primarily from three to 10 years and up to 22 years. See Note 12, “Leases.”

The Company may be subjected to various claims and legal proceedings that arise in the normal course of business. Management believes that the ultimate resolution of such matters will not have a material adverse effect on the financial position or results of operations of the Company.

Note 14 - Related-Party Transactions

Upon emergence from bankruptcy and pursuant to the plan of reorganization in the Company’s Chapter 11 bankruptcy proceeding, the Company entered into the Master Services Agreement (“MSA”) with Wasserstein Capital (“WC”), a shareholder of the Company. Under the MSA, WC provides to the Company oversight and management commensurate with those resources customarily dedicated to an actively managed portfolio company. In consideration of WC providing the foregoing services under the MSA, WC is entitled to receive the following compensation: (a) 50,000 shares of Common Stock (which was issued to WC on September 13, 2011, effective date of the plan of reorganization), and (b) an annual management base fee of up to $0.6 million based upon achievement of certain defined annual Adjusted EBITDA targets. Under the MSA, $0.4 million of expenses were recognized for the year ended June 28, 2014 and $0.7 million of expenses were recognized for the year ended June 29, 2013.

Harry & David Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fiscal Years Ended June 28, 2014 and June 29, 2013

Note 15 - Supplemental Disclosure of Cash Flow Information

(in thousands)

	June 28, 2014	June 29, 2013

Cash paid for
Interest	$1,290	$1,804
Taxes	1,221	3,736

Note 16 - Subsequent Events

Subsequent events were evaluated through September 22, 2014, the date the financial statements were available for issuance.

On August 30, 2014, the Company entered into a transaction agreement (the “Transaction Agreement”) with 1-800-FLOWERS.COM, Inc. (“1-800-FLOWERS”) and Golden Pear Acquisition Co. (“Merger Sub”) providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and wholly owned subsidiary of 1-800-FLOWERS. At the effective time of the merger, each share of Common Stock will be converted into the right to receive the per share merger consideration as calculated in accordance the Transaction Agreement. Holders of Common Stock will receive an aggregate of $142.5 million in cash for their shares less (1) the amount of certain transaction expenses incurred by the Company in connection with the transactions contemplated by the Transaction Agreement and (2) the aggregate amount payable to holders of options to purchase Common Stock in respect of their in-the-money options. Completion of the merger is subject to satisfaction or waiver at or prior to the effective time of the merger of various closing conditions. Completion of the merger is expected to occur in October 2014.